UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2014
COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-2266
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 14, 2014, Coldwater Creek Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) stating that the Staff has determined that the Company’s securities will be delisted from The NASDAQ Stock Market. The letter states that the delisting notice was issued as a result of the Company’s announcement on April 11, 2014 that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and that the letter was issued by the Staff pursuant to its discretionary authority under NASDAQ Listing Rules 5101, 5110(b), and IM-5101-1.
Per the letter, the Staff advised the Company that the determination is based on the Company’s voluntary Chapter 11 filing, the associated public interest concerns raised by it; concerns regarding the residual equity interest of the existing listed securities holders; and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on The NASDAQ Stock Market.
Unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on April 23, 2014 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market. The Company does not intend to file an appeal.
As previously disclosed on Form 8-K on April 11, 2014, the Company and all of its U.S. subsidiaries filed voluntary petitions under Chapter 11 in order to facilitate an orderly wind-down of its operations and the Company’s plan of liquidation filed with the U.S. Bankruptcy Court does not contemplate any recovery for holders of common stock of the Company.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Dated: April 17, 2014

/s/ James A. Bell
James A. Bell
Executive Vice President, Chief Operating Officer
and Chief Financial Officer